Exhibit 3.1

NINTH ARTICLES OF AMENDMENT AND RESTATEMENT
OF
BEHRINGER HARVARD REIT I, INC.

FIRST:  Behringer Harvard REIT I, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is Behringer Harvard REIT I, Inc. (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Company’s Board of Directors determines that the use of the name “Behringer Harvard REIT I, Inc.” is not practicable, it may use any other designation or name for the Company.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Company is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)), for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent for service of process of the Company in the State of Maryland is CSC - Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The address of the Company’s principal office in the State of Maryland is c/o CSC - Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The Company may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

“AFFILIATE” or “AFFILIATED” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“ASSET” means any Property, Mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly through one or more of its

Affiliates, by the Company and any other investment made, directly or indirectly through one or more of its Affiliates.

“BOARD” means, collectively, the individuals named in Section 7.1 of the Charter and such other individuals who may be duly elected and qualified to serve as Directors thereafter to replace any such person or fill a vacancy caused by the death, removal or resignation of any such person or caused by an increase in the number of Directors.

“BYLAWS” means the Bylaws of the Company, as amended from time to time.

“CHANGE OF CONTROL” means any event (including, without limitation, issue, transfer or other disposition of shares of Equity Stock or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Stock of the Company or the Operating Partnership representing greater than 50% of the combined voting power of the Company’s or the Operating Partnership’s then outstanding securities, respectively; provided, that a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Common Stock.

“CHARTER” means these Ninth Articles of Amendment and Restatement and any Articles of Amendment, Articles Supplementary or other modification or amendment thereto.

“CLOSING PRICE” means, on any date, with respect to shares of any class or series of outstanding Equity Stock, the last sale price for such shares of Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities Listed or admitted to trading on the NYSE or, if such shares of Equity Stock are not Listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities Listed on the principal national securities exchange on which such shares of Equity Stock are Listed or, if such shares of Equity Stock are not Listed, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Equity Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Equity Stock selected by the Board or, in the event that no trading price is available for such shares of Equity Stock, the estimated value of the shares of Equity Stock, as determined in good faith by the Board.

“CODE” shall have the meaning as provided in Article II herein.

“COMPANY” shall have the meaning as provided in Article I herein.

“COMPANY VALUE” means the actual value of the Company as a going concern based on the difference between (1) the actual value of all of its assets as determined in good faith by the Board and (2) all of its liabilities as set forth on its then current balance sheet; provided, that (A) if such Company Value is being determined in connection with a Change of Control that establishes the Company’s net worth (e.g., a tender offer for the Common Stock, sale of all of the Common Stock or a merger) then the Company Value shall be the net worth established thereby, and (B) if such Company Value is being determined in connection with a Listing, then the Company Value shall be equal to the number of outstanding shares of Common Stock multiplied by the Closing Price of a single share of Common Stock averaged over a period of 30 trading days during which the Common Stock is Listed.  For purposes hereof, a “trading day” shall be any day on which the NYSE is open for trading whether or not the Common Stock is then Listed on the NYSE and whether or not there is an actual trade of Common Stock on any such day.  If the holder of Convertible Stock disagrees as to the Company Value as determined by the Board, then each of the holder of Convertible Stock and the Company shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the actual value of the Company as a going concern shall be final and binding on the parties as to Company Value.  The cost of any such appraisal shall be split evenly between the Company and the holder of the Convertible Stock.

“DIRECTOR” means a member of the Board.

“DISTRIBUTIONS” means any distributions of money or other property, pursuant to Section 5.2(iii) hereof, by the Company to owners of Equity Stock, including distributions that may constitute a return of capital for federal income tax purposes.

“INVESTED CAPITAL” means the amount calculated by multiplying the total number of shares of Equity Stock purchased by Stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase shares of Equity Stock pursuant to the Company’s plan for the repurchase of shares of Equity Stock.

“JOINT VENTURES” means those joint venture or partnership arrangements in which the Company or the Operating Partnership is a co-venturer or general partner established to acquire or hold Assets.

“LISTING” means the listing of the shares of Equity Stock on a national securities exchange.  Upon such Listing, the shares of Equity Stock shall be deemed “Listed.”

“MGCL” means the Maryland General Corporation Law, as amended from time to time.

“MORTGAGES” means, in connection with mortgage financing provided, invested in, participated in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owed by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i) (D) of such definition, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

“NYSE” means the New York Stock Exchange, or any successor exchange.

“OPERATING PARTNERSHIP” means Behringer Harvard Operating Partnership I LP, through which the Company may own Assets.

“PERSON” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“PROPERTY” or “PROPERTIES” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“REAL PROPERTY” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“SALE” or “SALES” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or other loan or portion thereof (including with respect to any Mortgage or other loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage or other loan and any event with respect to a Mortgage or other loan which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the net proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“STOCK DIVIDEND” means any dividend or other Distribution paid to Stockholders in the form of additional shares of Equity Stock.

“STOCKHOLDERS” means the holders of record of the Company’s Equity Stock as maintained in the books and records of the Company or its transfer agent.

“STOCKHOLDERS’ 9% RETURN” means, as of any date, an aggregate amount equal to a 9% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest); provided, however, that for purposes of calculating the Stockholders’ 9% Return, any Stock Dividend shall not be included as a Distribution;

and provided, further, that for purposes of determining the Stockholders’ 9% Return, the return for each portion of Invested Capital shall commence for purposes of the calculation upon the issuance of the shares of Equity Stock issued in connection with such Invested Capital.

ARTICLE V

STOCK

SECTION 5.1                          AUTHORIZED SHARES.  The total number of shares of all classes or series of stock of the Company that the Company shall have authority to issue (the “Equity Stock”) is 400,000,000 shares, of which (i) 382,499,000 shall be designated as common stock $0.0001 par value per share (the “Common Stock”); (ii) 1,000 shall be designated as non-participating, non-voting, convertible stock $0.0001 par value per share (the “Convertible Stock”); and (iii) 17,500,000 shall be designated as preferred stock, $0.0001 par value per share (the “Preferred Stock”).  The aggregate par value of all authorized shares of Equity Stock having par value is $40,000. If shares of one class of Equity Stock are classified or reclassified into shares of another class of Equity Stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of Equity Stock of all classes that the Company has authority to issue shall not be more than the total number of shares of Equity Stock set forth in the first sentence of this Section 5.1. Subject to any preferential rights in favor of any class of Preferred Stock, the Board, without any action by the Stockholders, may amend this Charter from time to time to (i) increase or decrease the aggregate number of shares of Equity Stock that the Company has authority to issue, or (ii) increase or decrease the number of shares of Equity Stock of any class or series that the Company has authority to issue.

SECTION 5.2                          COMMON STOCK.

(i)            COMMON STOCK SUBJECT TO TERMS OF PREFERRED STOCK.  The Common Stock shall be subject to the express terms of any series of Preferred Stock.

(ii)           DESCRIPTION.  Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote per share on all matters presented for a vote of Stockholders.  The Board may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Equity Stock.

(iii)          DISTRIBUTION RIGHTS.  The Board from time to time may authorize and the Company may pay to Stockholders such dividends or other Distributions in cash or other property as the Board in its discretion shall determine.  The Board shall endeavor to authorize, and the Company may pay, such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Company; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Company. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of Equity Stock at the time outstanding. The receipt by any Person in whose name any shares of Equity Stock are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such shares of Equity Stock and from all liability to see to the application thereof.

(iv)          RIGHTS UPON LIQUIDATION.  Subject to any preferential rights in favor of any class of Preferred Stock, upon liquidation or dissolution of the Company, each issued and outstanding share of Common Stock shall be entitled to participate pro rata in the assets of the Company remaining after payment of, or adequate provision for, all the debts and liabilities of the Company.

(v)           VOTING RIGHTS.  Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Stock, the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders of the Company.

SECTION 5.3                          PREFERRED STOCK.  The Board may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of Equity Stock.

SECTION 5.4                          CONVERTIBLE STOCK.

(i)            DISTRIBUTION RIGHTS. The holders of any outstanding shares of Convertible Stock shall not be entitled to receive dividends or other Distributions on such shares of Convertible Stock.

(ii)           VOTING RIGHTS.

(a)           Except for the voting rights expressly conferred by Section 5.4(ii)(b) hereof, the holders of the outstanding shares of Convertible Stock shall not be entitled to (1) vote on any matter, or (2) receive notice of, or to participate in, any meeting of Stockholders at which they are not entitled to vote.

(b)           The affirmative vote of the holders of at least two-thirds of the outstanding shares of Convertible Stock, voting together as a single class for such purposes, shall be required for the adoption of any amendment, alteration or repeal of any provision of the Charter that materially and adversely changes the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the shares of Convertible Stock (it being understood that an increase in the number of Directors is not, by itself, such a material and adverse change).

(c)           Whenever the holders of Convertible Stock are entitled to vote as a single class on any matter pursuant to the provisions of Section 5.4(ii)(b) hereof, the vote required to approve such matter shall be the affirmative vote of at least two-thirds of all the votes entitled to be cast by the holders of Convertible Stock, with each share of Convertible Stock having one vote per share.

(iii)          CONVERSION.

(a)           Each outstanding share of Convertible Stock shall convert into a number of shares of Common Stock as set forth in Section 5.4(iii)(b) hereof, automatically and without any further action required, upon the occurrence of any of the following events (each a “Triggering Event”):  (1) the date when the holders of the Common Stock have received distributions equal to or in excess of the sum of Invested Capital and the Stockholders’ 9% Return (the “Liquidation Event”); or (2) Listing. In addition, each outstanding share of Convertible Stock shall become convertible into a number of shares of Common Stock as set forth in Section 5.4(iii)(c) hereof, automatically and without any further action required, upon the termination or expiration without renewal of the Advisory Agreement with Behringer Advisors, LLC, a Texas limited liability company, other than a termination by the Company because of a material breach by Behringer Advisors, LLC (an “Advisory Agreement Termination”).

(b)           Upon the occurrence of a Triggering Event, each share of Convertible Stock shall be converted into a number of shares of Common Stock equal to 1/1000 of the result of (1) the product of 0.15 times the amount, if any, by which (A) the sum of the Company Value as of the date of the Triggering Event plus the total Distributions paid to holders of Common Stock through the date of the Triggering Event, exceeds (B) the sum of Invested Capital plus the Stockholders’ 9% Return as of the date of the Triggering Event, with such result divided by (2) the quotient of the Company Value divided by the number of outstanding shares of Common Stock on the date of the Triggering Event.  Such conversion, in the case of conversion upon Listing, will not occur until the 31st trading day after the date of such Listing.  If, in the good faith judgment of the Board, full conversion of all shares of Convertible Stock would jeopardize the Company’s status as a REIT, then only that number of shares of Convertible Stock (or fraction thereof) shall be converted into shares of Common Stock such that the Company’s REIT status is not jeopardized, and the remaining shares of Convertible Stock shall be deemed retired immediately upon such conversion.

(c)           Upon the occurrence of an Advisory Agreement Termination prior to a Triggering Event, each share of Convertible Stock shall become convertible (but will not convert except as provided in the next sentence of this Section 5.4(iii)(c)) into a number of shares of Common Stock equal to 1/1000 of the result of (1) the product of 0.15 times the amount, if any, by which (A) the sum of the Company Value as of the date of the Advisory Agreement Termination plus the total Distributions paid to holders of Common Stock through the date of the Advisory Agreement Termination, exceeds (B) the sum of Invested Capital plus the Stockholders’ 9% Return, with such result divided by (2) the quotient of the Company Value divided by the number of outstanding shares of Common Stock on the date of the Advisory Agreement Termination.  Thereafter, upon the occurrence of a Triggering Event, if the Company’s investors have received distributions equal to the sum of Invested Capital plus the Stockholders’ 9% Return, each share of Convertible Stock will automatically convert into the number of shares of Common Stock determined pursuant to the preceding sentence.  If, in the good faith judgment of the Board, full conversion of all shares of Convertible Stock would jeopardize the Company’s status as a REIT, then only that number of shares of Convertible Stock (or fraction thereof) shall be converted into shares of Common Stock such that the Company’s REIT status is not jeopardized, and the remaining shares of Convertible Stock shall be deemed retired immediately upon such conversion.

(d)           As promptly as practicable after a Triggering Event, including a Triggering Event that causes the Convertible Stock to automatically convert into Common Stock pursuant to Section 5.4(iii)(c) hereof, the Company shall issue and deliver to each holder of Convertible Stock a certificate or certificates representing the number of shares of Common Stock into which his, her or its shares of Convertible Stock were converted (or shall cause the issuance of such Common Stock to be reflected in the Company’s stock ledger, if the shares of Common Stock are uncertificated).  The person in whose name the shares of Common Stock are issued shall be deemed to have become a Stockholder of record on the date of conversion.

(e)           The issuance of shares of Common Stock on conversion of outstanding shares of Convertible Stock shall be made by the Company without charge for expenses or for any tax in respect of the issuance of such shares.

(f)            In the event of any reclassification or recapitalization of the outstanding Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or in case of any consolidation or merger to which the Company is a party, except a merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, the Company or the successor or purchasing business entity shall provide that the holders of each share of Convertible Stock then outstanding shall thereafter have the right to convert such shares of Convertible Stock into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation or merger, by a holder of the number of shares of Common Stock of the Company into which such shares of Convertible Stock might have been converted.  The provisions of this Section 5.4(iii)(f) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

(g)           Shares of Common Stock issued on conversion of shares of Convertible Stock shall be issued as fully paid shares and shall be nonassessable by the Company.  The Company shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Convertible Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all of the outstanding shares of Convertible Stock.

(h)           Shares of Convertible Stock converted as provided herein shall be reclassified as authorized but unissued shares of Common Stock.

(iv)                              EXCEPTED HOLDER LIMIT FOR HOLDER OF CONVERTIBLE STOCK.  For purposes of Article VI hereof, the holder of the Convertible Stock shall have an Excepted Holder Limit (as such term is defined in Section 6.1) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, subject to adjustment pursuant to Sections 6.2(vii) and 6.2(viii)) hereof, including any adjustment approved by the Board.

SECTION 5.5                          CLASSIFIED OR RECLASSIFIED EQUITY STOCK.  Prior to issuance of classified or reclassified shares of any class or series of Equity Stock, the Board by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of Equity Stock of the Company; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Company to file Articles Supplementary with the SDAT. Any of the terms of any class or series of Equity Stock set or changed pursuant to clause (iii) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Company) and may vary among holders thereof; provided, that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Equity Stock is clearly and expressly set forth in the Articles Supplementary filed with the SDAT or other parts of this Charter.

SECTION 5.6                          CHARTER AND BYLAWS.  The rights of all Stockholders and the terms of all Equity Stock are subject to the provisions of the Charter and the Bylaws, as this Charter and such Bylaws may be amended from time to time.

SECTION 5.7                          PREEMPTIVE RIGHTS.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of Equity Stock pursuant to Section 5.5 or as may otherwise be provided by a contract approved by the Board, no Stockholder shall, as such Stockholder, have any preemptive right to purchase or subscribe for any additional shares of Equity Stock or any other security of the Company which it may issue or sell.

SECTION 5.8                          RIGHTS OF OBJECTING STOCKHOLDERS.  Holders of shares of Equity Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Subtitle 7 of the MGCL or any successor statute unless the Board, upon the affirmative vote of a majority of the entire Board, shall determine that such rights shall apply, with respect to all or any classes or series of Equity Stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

SECTION 5.9                          MAJORITY VOTE SUFFICIENT.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of holders of shares entitled to cast a greater proportion of votes, any such action shall be taken or approved if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast with respect to such action, except as may be provided otherwise in this Charter or any Articles Supplementary with respect to any particular class or series of Equity Stock.

SECTION 5.10                    STOCKHOLDER’S CONSENT IN LIEU OF MEETING.  Any action required or permitted to be taken at any meeting of Stockholders may be taken without a meeting only if a unanimous consent setting forth the action is given in writing or by electronic transmission by each Stockholder entitled to vote on the matter and filed with the minutes of proceedings of the Stockholders.

ARTICLE VI

RESTRICTIONS ON OWNERSHIP AND TRANSFER.

SECTION 6.1                          DEFINITIONS.  For purposes of Article VI, the following terms shall have the following meanings:

“AGGREGATE STOCK OWNERSHIP LIMIT” means not more than 9.8% (or such other amount designated by the Board pursuant to Section 6.2(viii)) in value of the aggregate of the outstanding shares of Equity Stock.

“BENEFICIAL OWNERSHIP” means ownership of Equity Stock by a Person, whether the interest in the Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once.  Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Charter requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“BUSINESS DAY” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“CHARITABLE BENEFICIARY” means one or more beneficiaries of the Trust as determined pursuant to Section 6.3(vi); provided, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.

“COMMON STOCK OWNERSHIP LIMIT” means not more than 9.8% (or such other amount designated by the Board pursuant to Section 6.2(viii)), in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Common Stock.

“CONSTRUCTIVE OWNERSHIP” means ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“EXCEPTED HOLDER” means a Stockholder for whom an Excepted Holder Limit is created by the Board pursuant to Section 6.2(vii).

“EXCEPTED HOLDER LIMIT” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 6.2(vii), and subject to adjustment pursuant to Section 6.2(viii), the percentage limit established by the Board pursuant to Section 6.2(vii).

“INITIAL DATE” means the date upon which these Ninth Articles of Amendment and Restatement containing this Article VI are filed with and accepted for record by the SDAT.

“MARKET PRICE” on any date means, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date.

“NON-TRANSFER EVENT” means any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

“OWNERSHIP LIMITS” means the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, subject to adjustment pursuant to Section 6.2(viii).

“PROHIBITED OWNER” means, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.2(i), would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Equity Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Equity Stock that the Prohibited Owner would have so owned.

“RESTRICTION TERMINATION DATE” means the first day after the Initial Date on which the Board determines pursuant to Section 7.5(ii) of the Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer required in order for the Company to qualify as a REIT, but only with respect to such restrictions and limitations.

“TRANSFER” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, or the right to vote or receive dividends on Equity Stock, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRUST” means any trust provided for in Section 6.3(i).

“TRUSTEE” means the Person unaffiliated with the Company and any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Company to serve as trustee of the Trust.

SECTION 6.2                          EQUITY STOCK.

(i)            OWNERSHIP LIMITATIONS.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.4:

(a)           BASIC RESTRICTIONS.

(1)           (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Aggregate Stock Ownership Limit, (B) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (C) no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2)           No Person shall Beneficially Own shares of Equity Stock to the extent that such Beneficial Ownership of Equity Stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3)           No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Company failing to qualify as a REIT.

(4)           No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(5)           Any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(b)                                 TRANSFER IN TRUST.  If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 6.2(i)(a)(1), (2), (3) or (4),

(1)           then that number of shares of Equity Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 6.2(i)(a)(1), (2), (3) or (4) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares);

(2)           if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of Section 6.2(i)(a)(1), (2), (3) or (4), then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 6.2(i)(a)(1), (2), (3) or (4) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock; or

(3)           if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of Section 6.2(i)(a)(1), (2), (3) or (4), then the Non-Transfer Event that otherwise would cause any Person to violate Section 6.2(i)(a)(1), (2), (3) or (4) shall be void ab initio to the extent that the Company has the legal ability to void the Non-Transfer Event, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(ii)                                  REMEDIES FOR BREACH.  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.2(i)(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 6.2(i)(a) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 6.2(i)(a) (or Non-Transfer Event that results in a violation of Section 6.2(i)(a)) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(iii)                               NOTICE OF RESTRICTED TRANSFER.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership ~~or~~, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 6.2(i)(a) or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2(i)(b) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s qualification as a REIT.

(iv)                              OWNERS REQUIRED TO PROVIDE INFORMATION.  From the Initial Date and prior to the Restriction Termination Date:

(a)           every owner of 5.0% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request following the end of each taxable year of the Company, shall provide in writing to the Company the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held.  Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b)           each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the Stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Company such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v)                                 REMEDIES NOT LIMITED.  Subject to Section 7.5(ii) of this Charter, nothing contained in this Section 6.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of the Stockholders in preserving the Company’s qualification as a REIT.

(vi)                              AMBIGUITY.  The Board shall have the power to determine the application of the provisions of this Section 6.2 and Section 6.3 and any definition contained in Section 6.1, including in the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3, or any such definition, with respect to any situation based on the facts known to it.  In the event Section 6.2 or 6.3 requires an action by the Board and this Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

(vii)                           EXCEPTIONS.

(a)                                  Subject to Section 6.2(i)(a)(3), the Board, in its sole discretion, may prospectively exempt a Person from, or retroactively waive with respect to a Person, one or more of the ownership limitations set forth in Section 6.2(i)(a)(1)(A) and (B) and establish or increase an Excepted Holder Limit for such Person, may retroactively waive the ownership limitations set forth in Section 6.2(i)(a)(1)(C) with respect to a Person and establish or increase an Excepted Holder Limit for such Person, may prospectively exempt a Person from the provisions of Section 6.2(i)(a)(2) , and may prospectively exempt a Person from, or retroactively waive with respect to a Person, the provisions of Section 6.2(i)(a)(4) if:

(1)           the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Ownership Limits or in violation of the limitations imposed by Section 6.2(i)(a)(2) or Section 6.2(i)(a)(4), as applicable, will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code; and

(2)           such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2(i) through 6.2(vi)) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 6.2(i)(b) and 6.3.

(b)                                 Prior to granting any exemption or waiver or establishing or increasing any Excepted Holder Limit pursuant to Section 6.2(vii)(a), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or establishing or increasing any Excepted Holder Limit.

(c)                                  Subject to Section 6.2(i)(a)(3), an underwriter that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)                                 The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(viii)        INCREASE OR DECREASE IN AGGREGATE STOCK OWNERSHIP AND COMMON STOCK OWNERSHIP LIMITS.  Subject to Section 6.2(i)(a)(3), the Board may from time to time increase one or both of the Ownership Limits and decrease one or both of the Ownership Limits; provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be in violation of the Ownership Limits; and provided, further, that the new Ownership Limits would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under each Excepted Holder Limit, as applied to an Excepted Holder, and such new Ownership Limits with respect to each other Stockholder, taking into account the immediately preceding proviso permitting ownership in excess of decreased Ownership Limits in certain cases.

(ix)           LEGEND.  Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

SECTION 6.3                          TRANSFER OF EQUITY STOCK IN TRUST.

(i)            OWNERSHIP IN TRUST.  Upon any purported Transfer or Non-Transfer Event described in Section 6.2(i)(b) that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 6.2(i)(b).  The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Company as provided in Section 6.3(vi).

(ii)           STATUS OF SHARES HELD BY THE TRUSTEE.  Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(iii)          DIVIDEND AND VOTING RIGHTS.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Company has received notification that shares of Equity Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(iv)          SALE OF SHARES BY TRUSTEE.  As soon as reasonably practicable after receiving notice from the Company that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are Listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2(i)(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3(iv).  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.3(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Company that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3(iv), such excess shall be paid to the Trustee upon demand.

(v)           PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE.  Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Company, or its designee, accepts such offer.  The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3(iv).  Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.3(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

(vi)          DESIGNATION OF CHARITABLE BENEFICIARIES.  By written notice to the Trustee, the Company may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 6.2(i)(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.  Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 6.2(i)(b)(1) shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment.  The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason.  Any determination by the Company with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

SECTION 6.4                          NYSE TRANSACTIONS.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

SECTION 6.5                          ENFORCEMENT.  The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

SECTION 6.6                          NON-WAIVER.  No delay or failure on the part of the Company or the Board in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

BOARD OF DIRECTORS

SECTION 7.1                          NUMBER OF DIRECTORS.  The number of Directors of the Company shall be five, which number may be increased or decreased from time to time only by the Board pursuant to the Bylaws; provided, however, that the total number of Directors shall be not fewer than the minimum number required by the MGCL. The Company elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the Board in setting the terms of any class or series of Equity Stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

The names of the Directors who shall serve on the Board until the next annual meeting of the Stockholders and until their successors are duly elected and qualify, subject to an increase in the number of Directors prior to the next annual meeting of the Stockholders, are:

Robert S. Aisner
Robert M. Behringer
Charles G. Dannis
Steven W. Partridge
G. Ronald Witten

SECTION 7.2                          INDEPENDENT DIRECTORS.  A majority of the Board shall be Independent Directors, except for a period of up to 60 days after the death, removal or resignation of an Independent Director.  For purposes of this Section 7.2, “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time.

SECTION 7.3                          COMMITTEES.  The Board may establish such committees as it deems appropriate, in its discretion, as provided in the Bylaws.

SECTION 7.4                          REMOVAL.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, a Director may only be removed from office for cause at an annual or special meeting of Stockholders by the affirmative vote of the shares entitled to cast a majority of all of the votes entitled to be cast generally in the election of Directors.  For purposes of this paragraph, “cause” shall mean with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

SECTION 7.5                          DUTIES AND POWERS.

(i)            GENERAL.  The business and affairs of the Company shall be managed under the direction of the Board, and the Board shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company as if it, in its own right, was the sole owner thereof, except as otherwise limited by the Charter or the Bylaws.  The Board may take any action that, in its sole judgment and discretion, is necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Charter or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board included in this Charter or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the MGCL, the general laws of the State of Maryland or any other applicable laws as now or hereafter in force.

(ii)           REIT QUALIFICATION.  The Board shall use its reasonable best efforts to cause the Company to qualify for U.S. federal income tax treatment in accordance with the REIT Provisions of the Code or corresponding provisions of subsequent revenue laws applicable to a REIT.  In furtherance of the foregoing, the Board shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT.  Notwithstanding the foregoing, if a majority of the Board determines that it no longer is in the best interests of the Company to continue to have the Company qualify as a REIT, the Board may revoke or otherwise terminate the Company’s REIT election.

(iii)          ISSUANCE OF SECURITIES; AUTHORITY TO DECLARE STOCK DIVIDENDS OF DIFFERENT CLASSES.  Subject to the provisions of Article V hereof, the Board may authorize the issuance from time to time of shares of Equity Stock of any class or series, whether now or hereafter authorized, or other securities or rights convertible into shares of its Equity Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.  Subject to any preferential rights in favor of any class of Preferred Stock, the Board, in accordance with Section 2-309(c)(5)(i) of the MGCL, is hereby specifically authorized to, at any time, cause the Company to declare and pay a dividend payable in shares of any one class or multiple classes of Equity Stock to the holders of shares of any other class or classes of Equity Stock without obtaining Stockholder approval.

(iv)          DISTRIBUTION REINVESTMENT PLAN.  The Directors may adopt a distribution reinvestment plan on such terms and conditions as they determine to be appropriate.

SECTION 7.6                          DETERMINATION BY BOARD OF BEST INTEREST OF COMPANY.  The determination as to any of the following matters, made in good faith by, or pursuant to, the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of its Equity Stock: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Equity Stock or the payment of other Distributions on its Equity Stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Equity Stock; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any shares of Equity Stock of the Company; (vi) any matters relating to the acquisition, holding or disposition of any assets by the Company; (vii) the number of shares of Equity Stock of any class; or (viii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board.

ARTICLE VIII

CONFLICTS OF INTEREST

SECTION 8.1                          SALES AND LEASES TO THE COMPANY.  The Company may purchase or lease an Asset or Assets from Behringer Harvard Holdings, LLC, Behringer Advisors, LLC, or any Director or any of their respective Affiliates (for purposes of this Article VIII, collectively, the “Conflicted Parties” and each, a “Conflicted Party”) only upon a finding by a majority of Directors not otherwise interested in the transaction directly or through an Affiliate that such transaction is fair and reasonable to the Company and at a price to the Company no greater than the cost of the Asset to such Conflicted Party, or, if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable.

SECTION 8.2                          SALES AND LEASES TO CONFLICTED PARTIES.  A Conflicted Party may purchase or lease Assets from the Company only if a majority of Directors not otherwise interested in the transaction directly or through an Affiliate determines that the transaction is fair and reasonable to the Company.

SECTION 8.3                          OTHER TRANSACTIONS.  The Company shall not make loans to any Conflicted Party, unless approved by a majority of the Directors not otherwise interested in the transaction directly or through an Affiliate as fair and reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.  Further, the Company shall not make mortgage loans to any Conflicted Party, unless an appraisal is obtained, from an independent appraiser, concerning the property under which the loan will be secured, except for those loans insured or guaranteed by a government or government agency.  Conflicted Parties shall not make loans to the Company, or to joint ventures in which the Company is a co-venturer, unless approved by a majority of the Directors not otherwise interested in such transaction as fair and reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.

ARTICLE IX

LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 9.1                          LIMITATION OF STOCKHOLDER LIABILITY.  No Stockholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person or entity in connection with the Company’s assets or the affairs of the Company by reason of his being a Stockholder.

SECTION 9.2                          LIMITATION OF DIRECTOR AND OFFICER LIABILITY.  To the maximum extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or to any Stockholder for money damages.  Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Charter inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of this Section 9.2 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SECTION 9.3                          INDEMNIFICATION.

(i)            The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a Director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The Company shall have the power, with the approval of the Board or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

(ii)           The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or its affiliates, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him/her in any such capacity, or arising out of his or her status as such, whether or not he or she is indemnified against such liability under the provisions of this Article IX.

ARTICLE X

AMENDMENT

The Company reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any unissued shares of Equity Stock.  All rights and powers conferred by this Charter on Stockholders, Directors and officers are granted subject to this reservation.  All references to this Charter shall include all amendments thereto.

ARTICLE XI

DURATION OF COMPANY

SECTION 11.1       PROXY TO LIQUIDATE.  At any time after February 19, 2017, if the Company is not then in the process of Listing or making an orderly dissolution, upon receipt by the Secretary of the Company of written requests from Stockholders holding 10% or more of the outstanding shares of Common Stock (the “Proxy Request”) directing that the Company formally proxy the Stockholders holding shares of Equity Stock entitled to vote thereon to determine whether the Company should be dissolved (the “Proxy to Liquidate”), the Company shall send a Proxy to Liquidate to each Stockholder holding shares of Equity Stock entitled to vote thereon within sixty days of receipt of the Proxy Request, or as soon as reasonably practicable thereafter following the receipt of independent appraisals of the Company’s Assets, which the Company shall obtain as part of this proxy process, and the filing and review of such Proxy to Liquidate by the Securities and Exchange Commission. The Company shall not be required to send Proxies to Liquidate to Stockholders holding shares of Equity Stock entitled to vote thereon more frequently than once during every two year period. To insure that Stockholders are adequately informed when casting their votes, the Proxy to Liquidate furnished to each Stockholder holding shares of Equity Stock entitled to vote thereon shall include financial information setting forth per share pro forma tax and financial projections that assume that all of the Company’s Assets will be sold immediately at prices consistent with their appraised values, or such other information as the Company deems appropriate and informative, provided that in all such cases the furnishing of such information to Stockholders shall not contravene applicable law or applicable rules and regulations of the Securities and Exchange Commission regarding the solicitation of proxies. The Proxy to Liquidate shall contain a forty-five day voting deadline or set a meeting of the Stockholders holding shares of Equity Stock entitled to vote thereon no earlier than forty-five days after notice thereof, and the actual voting results shall be tabulated by the Company’s independent accountants who will receive the votes directly from the Stockholders holding shares of Equity Stock entitled to vote thereon. The Company shall disclose the complete voting results for the Proxy to Liquidate in the Company’s next annual or quarterly report on Form 10-K or 10-Q sent to the Stockholders for the period following the date on which voting was completed. If the Board declares the dissolution of the Company advisable and the Stockholders holding shares of Equity Stock cast a majority of the votes entitled to be cast on the matter in favor of the dissolution of the Company, the Assets of the Company shall be fully liquidated within thirty months from the close of the voting deadline applicable to the Proxy to Liquidate.

SECTION 11.2       DISSOLUTION UPON FAILURE TO OBTAIN LISTING.  In the event that either (i) Listing does not occur on or before February 19, 2017 (unless a majority of the Board shall approve otherwise and set a future date for such Listing and the Company’s dissolution) or (ii) the Stockholders holding a majority of the outstanding shares of Equity Stock approve the dissolution of the Company, the Company shall immediately thereafter undertake an orderly liquidation and Sale of the Company’s assets and will distribute any Net Sales Proceeds therefrom to Stockholders, following which the Company shall terminate and dissolve. In the event that Listing occurs on or before such date, the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1       EFFECT UPON LISTING.  In the event of, and immediately upon, a Listing, Sections 7.2, 11.1 and 11.2 of this Charter shall no longer apply to the Company.

SECTION 12.2       TENDER OFFERS.  If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent (5.0%) of the outstanding shares of Equity Stock; provided, however, that, unless otherwise required by the Securities Exchange Act of 1934, as amended, such documents are not required to be filed with the Securities and Exchange Commission.  In addition, any such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer.  If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Company, in its sole discretion, shall have the right to redeem such non-compliant Person’s shares of Equity Stock and any shares of Equity Stock acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the most recently disclosed estimated value per share as determined in accordance with the Company’s valuation policy, as such valuation policy is amended from time to time or (ii) the lowest tender offer price offered in such Non-Compliant Tender Offer.  The Company may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Company may instruct any transfer agent to transfer such purchased shares of Equity Stock to the Company.  In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 12.2, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Company.  The Company maintains the right to offset any such expenses against the dollar amount to be paid by the Company for the purchase of Tendered Shares pursuant to this Section 12.2.  In addition to the remedies provided herein, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer.  This Section 12.2 shall be of no force or effect with respect to any shares of Equity Stock that are then listed on a national securities exchange.

THIRD:  The amendment to and restatement of this Charter as hereinabove set forth have been duly advised by the Board and approved by the Stockholders of the Company as required by law.

FOURTH:  The current address of the principal office of the Company is as set forth in Article III of the foregoing amendment and restatement of this Charter.

FIFTH:   The name and address of the Company’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of this Charter.

SIXTH:   The number of directors of the Company and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of this Charter.

SEVENTH:  The undersigned acknowledges these Ninth Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Behringer Harvard REIT I, Inc. has caused these Ninth Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary, on this 24th day of June, 2011.

By:	/s/ Robert S. Aisner
Robert S. Aisner
President

ATTEST:

By:	/s/ Telisa Webb Schelin
Telisa Webb Schelin
Secretary